SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.______)

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Federated Equity Funds and Federated MDT Large Cap Value Fund

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Federated Clover Value Fund
A Portfolio of Federated Equity Funds
CLASS A SHARES (TICKER VFCAX)
CLASS B SHARES (TICKER VFCBX)
CLASS C SHARES (TICKER VFCCX)
CLASS R SHARES (TICKER VFCKX)
INSTITUTIONAL SHARES (TICKER VFCIX)
Federated MDT Large Cap Value Fund
CLASS A SHARES (TICKER FSTRX)
INSTITUTIONAL SHARES (TICKER FMSTX)
SERVICE SHARES (TICKER FSTKX)
CLASS R6 SHARES (TICKER FSTLX)

SUPPLEMENT TO SUMMARY PROSPECTUS, PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION FOR FEDERATED CLOVER VALUE FUND DATED NOVEMBER 30, 2016

SUPPLEMENT TO SUMMARY PROSPECTUS, PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION FOR FEDERATED MDT LARGE CAP VALUE FUND DATED JANUARY 17, 2017
A Special Meeting of Shareholders of Federated Clover Value Fund (FCVF) and a Special Meeting of Shareholders of Federated MDT Large Cap Value Fund (FMLVF) (collectively, the “Funds”) will be held at 4000 Ericsson Drive, Warrendale, Pennsylvania 15086-7561, at 10:00 AM (Eastern Time), on November 6, 2017, for the following purpose:
To approve or disapprove proposed Agreements and Plans of Reorganization pursuant to which:
Federated MDT Large Cap Value Fund (New FMLVF), a portfolio of Federated MDT Equity Trust, would acquire: (1) all or substantially all of the assets of FCVF in exchange for Class A Shares, Class B Shares, Class C Shares, Class R Shares and Institutional Shares of New FMLVF to be distributed pro rata by FCVF to its shareholders; and (2) all of the assets of FMLVF (subject to the stated liabilities accrued and reflected in the books and records and net asset value of FMLVF) in exchange for Class A Shares, Institutional Shares, Service Shares and Class R6 Shares of New FMLVF to be distributed pro rata by FMLVF to its shareholders (the “Reorganization”). As part of the Reorganization, FCVF and FMLVF will ultimately be liquidated and dissolved. It is expected that the Reorganization will qualify as a tax-free reorganization.

New FMLVF is a newly created series of Federated MDT Equity Trust, a newly created Delaware statutory trust. New FMLVF was created for the purpose of serving as the surviving fund in the Reorganization. New FMLVF has not yet commenced investment operations. It is anticipated that the investment objectives, policies and strategies of New FMLVF will be substantially identical to FMLVF. In addition, New FMLVF's portfolio managers will be the same as those currently managing FMLVF. Contingent upon shareholder approval and a successful completion of the Federated Clover Value Fund reorganization, effective December 1, 2017, the current Federated Clover Value Fund portfolio managers will be leaving the organization.
The Agreements and Plans of Reorganization were previously reviewed and approved by the Boards of Trustees (“Boards”) of the Funds. The Boards' approvals of the Agreements and Plans of Reorganization are subject to further approval by the shareholders of the Funds. The Funds anticipate filing a prospectus/proxy statement, which will be mailed to shareholders of FCVF and FMLVF on or about September 21, 2017.
The record date for determination of shareholders entitled to vote at the Special Meetings has been fixed at September 6, 2017. Holders of shares purchased after this date will not be entitled to vote at the meeting. Assuming shareholder approvals are obtained, the Reorganizations are expected to occur after the close of business on or about November 17, 2017.
At the time of the Reorganizations, it is anticipated that the Funds will transfer most, if not all, of their then existing portfolios to New FMLVF. Due to the fact that FMLVF and New FMLVF share substantially identical investment objectives and strategies, it is not anticipated that FMLVF will realign its portfolio prior to the Reorganization. However, although not required, it is anticipated that FCVF will engage in a number of portfolio transactions prior to the Reorganization in order to better align with the expected portfolio of New FMLVF. The estimated expenses associated with the Reorganization to be borne by the Funds, including those related to direct proxy expenses and brokerage fees, will be provided in the forthcoming prospectus/proxy statement.

The foregoing is not an offer to sell, nor a solicitation to buy, shares of any acquiring fund, nor is it a solicitation of any proxy. Shareholders of the Funds, as of September 6, 2017, will be receiving a Prospectus/Proxy Statement, or an “Important Notice Regarding the Availability of Proxy Materials,” that provides additional information regarding the proposed Reorganization. The Prospectus/Proxy Statement, and any other documents filed by New FMLVF with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov or at the Funds' website at FederatedInvestors.com. Investors should read the Prospectus/Proxy Statement carefully before making any voting decision, because it contains important information.
August 8, 2017
Federated Investors Funds
4000 Ericsson Drive
Warrendale, PA 15086-7561
Contact us at FederatedInvestors.com
or call 1-800-341-7400.
Federated Securities Corp., Distributor
Q453958 (8/17)
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